Effective NCR VOYIX CORPORATION
2024 EXECUTIVE SEVERANCE PLAN
(Adopted March 13, 2024)

The purpose of the NCR Voyix Corporation 2024 Executive Severance Plan, as amended from time to time (the “Plan”), is to help retain qualified officers and employees of NCR Voyix Corporation (the “Company”) through providing them with a higher degree of economic stability in the event of certain qualifying terminations of employment, on the terms and conditions hereinafter stated. The Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. All benefits under the Plan will be paid solely from the general assets of the Company.
ARTICLE IDEFINITIONS
Section 1.01As used in this Plan, the following terms shall have the respective meanings set forth below:
(a)“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.
(b)“Applicable Period” means six (6) months immediately following the Date of Termination.
(c)“Applicable Percentage” means
•200% for the Chief Executive Officer;
•150% for the Chief Financial Officer; or
•100% for any other Executive Officer or Section 16 Officer of the Company any other direct report to the Chief Executive Officer.
(d)“Base Salary” means a Participant’s annual salary for all services rendered.
(e)“Board” means the Board of Directors of the Company.
(f)“Bonus” means the annual short term cash incentive bonus payable pursuant to the MIP or any successor plan or other applicable bonus program upon the attainment of pre-established performance goals approved by the Board or the Compensation Committee.
(g)“Cause” means (x) “Cause” as defined in any Individual Agreement, or (y) if there is no Individual Agreement or if it does not define Cause, then, as determined by the Plan Administrator:
(i)failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect;
(ii)the Participant’s breach or violation, in any material respect, of any agreement between the Participant and the Company or any Affiliate or the Company’s Code of Conduct or any other material policy of the Company or any Affiliate (as may be amended from time to time);
(iii)the Participant’s commission of a material act of dishonesty or breach of trust with regard to the Company or any of its Affiliates; or
(iv)the Participant’s indictment for, or plea of guilty or nolo contendere to, a felony or other crime of moral turpitude.

(h)“CIC Applicable Percentage” means:
•250% for the Chief Executive Officer;
•200% for any other Executive Officer or Section 16 Officer of the Company or any other direct report to the Chief Executive Officer.
(i)“Change in Control” is as defined in the NCR Corporation 2017 Stock Incentive Plan, as may be amended and/or restated from time to time.
(j)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(k)“Code” means the U.S. Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder.
(l)“Compensation Committee” means the Compensation and Human Resources Committee of the Board.
(m)“Date of Termination” means the date on which a Participant’s employment by the Company or any of its Affiliates terminates.
(n)“Disability” means the Participant has suffered a physical or mental illness or injury that has (i) impaired the Participant’s ability to substantially perform the Participant’s full-time duties with the Company or an Affiliate with or without reasonable accommodation for a period of one-hundred eighty (180) consecutive or nonconsecutive days in a twelve (12) month period; (ii) qualifies the Participant for benefits under the Company’s long-term disability plan, including any eligibility or elimination period; and (iii) the Participant shall not have returned to full-time employment with the Company or any of its Affiliates.
(o)“Eligible Executive” means the Chief Executive Officer and Chief Financial Officer and any full-time employee of the Company or one of its Affiliates who has been designated as an “Executive Officer” or a “Section 16 Officer” and any other executive direct report to the Chief Executive Officer.
(p)“Equity Award” means any award granted pursuant to an Equity Plan.
(q)“Equity Plan” means any equity incentive plan maintained by the Company from time to time under which a Participant has been granted an equity-based incentive award, including, without limitation, the NCR Corporation 2017 Stock Incentive Plan, as may be amended and/or restated from time to time.
(r)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(s)“Excise Tax” means the excise tax imposed by Section 4999 of the Code.
(t)“Good Reason” means (x) “Good Reason” as defined in any Individual Agreement, or (y) if there is no Individual Agreement or if it does not define Good Reason, then the occurrence of any of the following events, without the Participant’s prior written consent:
(i)a material diminution in the Participant’s title;
(ii)a reduction by the Company of: (A) the Participant’s then-current base salary (unless a similar reduction is made in the salary of the majority of the Company’s senior executive team) or (B) the Participant’s then current Target Bonus;
(iii)a relocation of the Participant’s principal business location to an area outside a fifty (50) mile radius of its location as of the date the Participant is selected to participate in the Plan, or if the Participant is located at the Company’s headquarters as of the date the Participant is selected to participate in the Plan, the moving of the Participant from the Company’s headquarters; or
(iv)any material breach by the Company of the terms of the Participant’s Individual Agreement, this Plan, the Equity Plan or any Equity Award agreement.
For purposes of this Plan, any event described above shall constitute Good Reason only if: (A) within thirty (90) days following the date on which the Participant has knowledge of the occurrence of the event, the Participant has delivered written notice to the Company of the Participant’s intention to terminate the Participant’s employment for Good Reason, (B) the Company fails to cure such circumstances (if susceptible to cure) within thirty (30) days following receipt of such notice and (C) the Participant’s employment terminates within one-hundred fifty (150) days from the date on which such Participant has knowledge of the occurrence of the event giving rise to Good Reason.
(u)“Individual Agreement” means an individual employment agreement, offer letter or other contract containing employment terms between a Participant and the Company or an Affiliate.
(v)“MIP” means the NCR Voyix Corporation Management Incentive Program, as may amended and/or restated from time to time.
(w)“Participant” means any Eligible Executive who is selected to be a participant in the Plan by action of the Plan Administrator as specified herein.
(x)“Plan Administrator” means the Compensation Committee or such other person or committee duly authorized by the Compensation Committee to administer the Plan.
(y)“Post-Employment Restrictive Covenants and other Obligations” means the restrictive covenants and other obligations applicable to the Participant and contained in the Company’s Confidentiality and Restrictive Covenant Agreement, the Release or, as applicable, in the Participant’s Individual Agreement.
(z)“Qualifying Termination” means a (i) termination of the Participant’s employment by the Company other than for Cause, death or Disability or (ii) termination of the Participant’s employment as a result of a resignation by the Participant for Good Reason. For the avoidance of doubt, a termination of the Participant’s employment due to Participant’s death or Disability is not a Qualifying Termination.
(aa)“Target Bonus” means, with respect to any year, the amount of the target incentive Bonus for such year that is established for the Participant by the Board or the Compensation Committee (or by the Company in respect of any individual for whom the target incentive Bonus for such year is not established by the Board or Compensation Committee).
ARTICLE II
PARTICIPATION AND SCOPE OF SEVERANCE BENEFITS
Section 2.01     Participation in the Plan.
(a)Subject to Section 2.02 hereof, any Eligible Executive shall be a Participant in the Plan.
(b)A Participant shall cease to participate in the Plan upon the earlier of when such Participant: (a) ceases to be an employee of the Company or any of its Affiliates or (b) is no longer an Eligible Executive. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an employee of the Company or any of its Affiliates under the circumstances set forth in Article III hereof, to the payment of benefits under the Plan shall remain a Participant in the Plan until any amounts payable under the Plan have been paid to the Participant.

Section 2.02     Conditions. As a condition precedent to the entitlement of each Participant to the payment and benefits under Sections 3.01(a), (b), (c), (d) and (e) and 3.02 hereof, the Participant agrees to each of the following:
(a)The Participant shall have executed a general release of claims in a form satisfactory to and provided by the Company (the “Release”) which will include noncompetition, non-solicitation and other covenants determined by the Company, the Participant has not revoked the Release within any applicable revocation period, and the Release has become effective and irrevocable in accordance with its terms and with applicable law by the deadline set forth in the Release (which shall not exceed sixty (60) days following the Date of Termination).
(b)In the event of any breach by the Participant of any Post-Employment Restrictive Covenants and other Obligations, any rights of such Participant to receive the payments and benefits pursuant to Sections 3.01(a), (b), (c), (d) and (e) and 3.02 hereof shall be suspended (and any payments previously made thereunder may be clawed back pursuant to Section 7.05 hereof). The Participant agrees that suspension of the payments and benefits under Sections 3.01(a), (b), (c), (d) and (e) and 3.02 hereof as a consequence of the Participant’s breach of the Post-Employment Restrictive Covenants and other Obligations does not in any way limit the ability of the Company or any Affiliate to pursue injunctive relief or to seek additional damages with respect to the Participant’s breach of such obligations; provided, further, that, notwithstanding anything to the contrary herein, any penalty arising from the Participant’s obligation to engage in or to refrain from engaging in any activities that are set forth in the Equity Plan or any applicable Equity Award agreement shall be governed by the provisions of such Equity Plan or Equity Award agreement.
Section 2.03     The Plan shall supersede and replace in their entirety any severance benefits to which the Participant would otherwise be entitled under the Participant’s Individual Agreement, or any general severance policy or plan maintained by the Company or an Affiliate that provides for severance benefits (unless such agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under the Plan), but shall not supersede or replace any benefits due to the Participant under the Participant’s Equity Award agreements. For the avoidance of doubt, the Amended and Restated NCR Corporation Executive Severance Plan and the Amended and Restated NCR Corporation Change in Control Severance Plan are terminated and shall have no further force and effect.
ARTICLE III
TERMINATION BENEFITS
Section 3.01     Qualifying Termination. If the employment of a Participant terminates as a result of a Qualifying Termination, then the Participant shall be entitled to the following payments and benefits, which shall be payable in accordance with Article IV hereof to the extent applicable:
(a)Accrued Unpaid Bonus. A lump-sum cash amount equal to any accrued but unpaid annual Bonus that was determined to be payable for the immediately preceding year based on actual performance attainment and that the Participant would have received had the Participant remained employed through the date such Bonuses are paid for the year of the Participant’s termination;
(b)Prorated Target Bonus. A lump-sum cash amount equal to the prorated portion of the Participant’s Target Bonus for the year of termination (prorated based on the Participant’s days of service during the applicable annual performance period through the Date of Termination);
(c)Cash Severance Payments. Cash payments in an aggregate amount equal to the Applicable Percentage of the sum of (i) the Participant’s Base Salary and (ii) the Participant’s Target Bonus, in each case, as in effect immediately prior to the Date of Termination;
(d)Company-Paid COBRA. The Company shall pay the premiums for the Participant and his or her qualified beneficiaries for COBRA medical, dental and vision coverage until the earlier of: (i) eighteen (18) months following the Date of Termination, or (ii) when the Participant is no longer eligible for COBRA coverage. The benefits provided pursuant to this Section 3.01(d) shall be concurrent coverage for purposes of COBRA.

(e)Outplacement Benefits. The Company shall provide the Participant executive outplacement services not to exceed $50,000 at the Company’s expense, for a period of one (1) year following the Date of Termination, using a reputable provider selected by the Participant with the Company’s approval (which shall not be unreasonably withheld).
Section 3.02     Change in Control. Notwithstanding the foregoing, if, within the six (6) month period prior to, or the two (2) year period following a Change in Control, the employment of a Participant terminates as a result of a Qualifying Termination; then, the Participant shall be entitled to the payments and benefits set forth in Section 3.01 hereof, except that (i) the reference to Applicable Percentage in Section 3.01(c) hereof shall be replaced with the CIC Applicable Percentage and (ii) Base Salary and Target Bonus shall each be determined using the greater of Base Salary and Target Bonus on the date of termination and Base Salary and Target Bonus, respectively, in effect immediately prior to the Change in Control.
Section 3.03     Other Benefits Payable. The benefits payable pursuant to Sections 3.01 and 3.02 hereof shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following the Date of Termination, including but not limited to accrued salary, vacation or sick pay (if and where applicable, but not where Company policy does not provide for such payments), reimbursement for business expenses previously incurred, amounts or benefits properly payable under any bonus or other compensation plans, any life insurance plan, health plan, disability plan or similar or successor plan. Equity Awards will be treated as specified in the Equity Plan and any Equity Award agreement thereunder, and this Plan shall not be construed to modify or supersede any such plan either expressly or by implication.
Section 3.04    Voluntary Termination or Termination for Cause. For the avoidance of doubt, if the Participant voluntarily terminates employment other than for Good Reason, or the employment of the Participant is terminated by the Company or an Affiliate for Cause, there will be no amounts payable to the Participant under the Plan.
ARTICLE IV
FORM AND TIME OF PAYMENT
Section 4.01     Timing of Payments and Benefits
(a)Subject to Sections 4.01(b) and 4.01(c) hereof, the cash payments contemplated under Section 3.01(c) hereof shall be paid in equal installments in accordance with normal Company payroll practices over the Applicable Period, with payments commencing on or about the first payroll date following the sixtieth (60th) day following the Date of Termination in accordance with the terms of Section 4.02 hereof, provided that the first such payment shall consist of all payments that otherwise would have been made to the Participant pursuant to this Section between the Date of Termination and the sixtieth (60th) day following the Date of Termination.
(b)If, within the six (6) month period prior to or the two (2) year period following a Change in Control, the employment of a Participant terminates as a result of a Qualifying Termination, then the cash payments contemplated under Sections 3.01(c) and 3.02 hereof shall be paid in one lump-sum payment within sixty (60) days following the Date of Termination. Notwithstanding the foregoing, if such Date of Termination occurs (i) within the two (2) year period following a Change in Control that does not constitute a change in control event under Section 409A of the Code (“Section 409A”) or (ii) within the six (6) month period prior to a Change in Control, then, to extent required to avoid accelerated taxation and/or tax penalties under Section 409A, such Participant shall receive the portion of the total payments due pursuant this Section that is equal to the amount set forth in Section 3.01(c) hereof (without regard to Section 3.02 hereof) in installments pursuant to the payment schedule set forth in Section 4.01(a) hereof.
(c)The cash payments contemplated under Sections 3.01(a) and 3.01(b) hereof, as applicable, shall be paid at such time as the relevant annual Bonus payment is paid to employees of the Company (or its successor following a Change in Control), but in no event more than 90 days following the end of the fiscal year (provided that, for any Participant who is a U.S. taxpayer, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, such payment shall be made no later than the date that is two and a half months following the end of the applicable fiscal year to which such Bonus relates).

Section 4.02     Section 409A. The intent of the parties is that the payments and benefits under this Plan be exempt from, or comply with, Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A: (i) the Participant shall not be considered to have terminated employment with the Company for purposes of any payments issued pursuant to this Plan which are subject to Section 409A until such Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan or any other arrangement between the Participant and the Company during the six (6) month period immediately following such Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following such Participant’s separation from service (or, if earlier, such Participant’s date of death); and (iii) amounts reimbursable to the Participant pursuant to this Plan shall be paid to such Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Participant) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Participants shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by such Participants on account of non-compliance with Section 409A.

ARTICLE V
AMENDMENT / TERMINATION OF PLAN
Section 5.01     This Plan may be amended by action of the Board or the Compensation Committee, provided that any amendment that materially and adversely impacts the rights of a then-current Participant under the Plan shall not become effective for a period of twenty-four (24) months without the Participant’s written consent. The Plan may be terminated at any time provided that for any then-current Participant such termination shall not become effective for a period of twenty-four (24) months without the Participant’s written consent. On and after the date a Participant incurs a Qualifying Termination, no Plan amendment may be adopted (included an amendment to terminate the Plan) which would reduce such Participant's benefits. In addition, no Plan amendment (which diminishes Participant benefits) may take effect at any time during the two-year period commencing on the date of a Change in Control.
ARTICLE VI
SECTIONS 280G AND 4999 OF THE CODE
Section 6.01     In the event that the benefits provided for in this Plan (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the Excise Tax, then the Participant and the Company shall cooperate and use commercially reasonable best efforts to take such actions (subject to the Participant’s consent) as may be necessary to avoid the imposition of the Excise Tax or a loss of deductibility under Section 280G of the Code, which may include, among other actions, the Participant’s agreement to waive the accelerated vesting or lapse of restrictions of any such payments and benefits, or a timing delay of the payments of certain of the Participant’s benefits under this Plan. The Company will engage appropriate advisors in addition to the Accounting Firm (as defined below), at the Company’s expense, to assist with this analysis.
Section 6.02
(a)In the event that notwithstanding the process and actions set forth in Section 6.01 hereof, it shall be determined by the Accounting Firm that any Payment to a Participant under this Plan would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the aggregate amount of the Payments payable to such Participant under this Plan (the “Plan Payments”) to the Reduced Amount. The Plan Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Benefit if the Participant’s Plan Payments were reduced to the Reduced Amount. If instead the Accounting Firm determines that the Participant would have a greater Net After-Tax Benefit if the Participant’s Plan Payments were not reduced to the Reduced Amount, the Participant shall receive all Plan Payments to which the Participant is entitled under this Plan.

(b)If the Accounting Firm determines that the aggregate Plan Payments otherwise payable to a Participant should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Article VI hereof shall be binding upon the Company and the Participant and shall be made within fifteen (15) days after a termination of the Participant’s employment. The reduction of the Plan Payments to the Reduced Amount, if applicable, shall be made by first reducing the payments under Section 3.01(c) and 3.02 hereof, and then any payments due under Section 3.01(b) hereof, and then any benefits due under Section 3.01(a) hereof. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)Definitions. The following terms shall have the following meanings for purposes of Article VI hereof.
(i)“Accounting Firm” shall mean the Company’s then current independent outside auditors, or such other nationally recognized certified public accounting firm as may be designated by the Plan Administrator immediately prior to a Change in Control, provided that in the event that the Accounting Firm is serving as the accountant or auditor for the individual, entity or group effecting the Change in Control, the Plan Administrator may appoint another nationally recognized accounting firm to make the determinations required under this Article VI (which accounting firm shall then be referred to as the Accounting Firm hereunder).
(ii)“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(iii)“Net After-Tax Benefit” shall mean the aggregate Value of all Payments to a Participant, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm.
(iv)A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.
(v)“Reduced Amount” shall mean the greatest amount of Plan Payments that can be paid that would not result in the imposition of the Excise Tax upon a Participant if the Accounting Firm determines to reduce Plan Payments pursuant to Article VI hereof.
(vi)“Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.
ARTICLE VII
MISCELLANEOUS PROVISIONS
Section 7.01     Plan Administration. For purposes of ERISA, the Plan Administrator shall be the “named fiduciary” with respect to the operation and administration of the Plan. The Plan Administrator shall have the discretionary authority to administer and interpret the Plan and decide all questions arising hereunder. Any interpretation or construction of, or determination or action by, the Plan Administrator shall be binding upon any and all parties and persons affected thereby, subject to the exclusive appeal procedure set forth in Section 8.01 hereof. The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate. Any such delegation shall be in writing.
Section 7.02     Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

Section 7.03     Scope of Benefits under Plan. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Company or its Affiliates; provided, however, that notwithstanding anything herein to the contrary, if the Participant is subject to a Qualifying Termination, the Participant shall be subject to all of the benefit and payment provisions of this Plan.
Section 7.04     Successors’ Binding Obligation.
(a)This Plan shall not be terminated by any Change in Control or other transaction. In the event of any Change in Control, the provisions of this Plan shall be binding upon the surviving, successor, acquiring or resulting corporation or any person or entity to which the assets of the Company are transferred.
(b)The Company agrees that concurrently with a Change in Control or other transaction, it will cause any surviving, successor, acquiring or resulting corporation or transferee unconditionally to assume by written instrument delivered to the Participant (or his beneficiary or estate) all of the obligations of the Company hereunder.
(c)The rights under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.
Section 7.05     Clawback Policy. Any payments and benefits provided for in this Plan which are subject to recovery under any law, government regulation, stock exchange listing requirement or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), including, without limitation, the NCR Voyix Corporation Clawback Policy, effective December 1, 2023. By participating in this Plan, each Participant knowingly, voluntarily and irrevocably consents to and agrees to be bound by and subject to the terms and conditions of the applicable clawback policies, including that (i) the Participant will return any erroneously awarded compensation that is required to be repaid in accordance with the applicable clawback policies, (ii) the compensation that the Participant receives, has received or may become entitled to receive from the Company is subject to the applicable clawback policies, and the applicable clawback policies may affect such compensation, (iii) the Company is entitled to clawback all or any portion of the cash benefits set forth herein in the event a Participant breaches any Post-Employment Restrictive Covenants and other Obligations; and (iv) the Participant has no right to indemnification, insurance payments or other reimbursement by or from the Company for any compensation that is subject to recoupment and/or forfeiture under the applicable clawback policies.
Section 7.06     ERISA. The Plan is intended is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA such that it will be, among other things, exempt from the reporting and disclosure requirements of Part 1 of Title I of ERISA.
ARTICLE VIII
CLAIMS, INQUIRIES, APPEALS
Section 8.01     Dispute Resolution. If any person eligible to receive benefits under the Plan, or claiming to be so eligible, believes he or she is entitled to benefits in an amount greater than those which he or she has received (a “Claimant”), he or she may file a claim in writing with the Plan Administrator within one hundred and twenty (120) days after the Claimant’s Date of Termination. The Plan Administrator shall review the claim and shall give written notice to the Claimant of the decision within ninety (90) days after the claim is filed, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days shall apply. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant before the termination of the initial ninety (90)-day period and shall describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. If written notice of denial of the claim for benefits is not furnished within the specified time, the claim shall be deemed to be denied.

If the claim is denied, the notice shall give the specific reasons for the denial, the pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedures under the Plan and time limits applicable to such procedures.
Any person who has had a claim for benefits denied by the Plan Administrator in whole or in part shall have the right to request review by the Plan Administrator. Such request must be in writing and must be made within sixty (60) days after such person is advised of the denial of benefits. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the Participant feels are pertinent. The Claimant shall have the right to submit with the request for review any comments, documents, records or other information relating to the Claimant’s claim for benefits. The Claimant shall have the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to the Claimant’s claim for benefits. If written request for review is not received within such sixty- (60) day period, the Claimant shall forfeit his or her right to review.
The Plan Administrator shall review claims that are appealed, and may hold a hearing if it deems necessary, and shall issue a written notice of the final decision. The review of the denied claim shall take into account all comments, documents, records and other information that the Claimant submitted relating to the claim, without regard to whether such information was submitted or considered in the initial denial of the Claimant’s claim. The Plan Administrator may require the Claimant to submit additional facts, documents or other material as the Plan Administrator may find necessary or appropriate in conducting its review of the claim.
The Plan Administrator shall provide the Claimant with written notice of its decision within sixty (60) days after the Plan Administrator’s receipt of the written claim for review. There may be special circumstances which require an extension of this sixty (60)-day period. In any such case, the Plan Administrator shall notify the Claimant in writing within the sixty (60)-day period and the final decision shall be made no later than one hundred and twenty (120) days after the Plan Administrator’s receipt of the written claim for review. This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on review. The Plan Administrator’s decision on the Claimant’s claim for review shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination, shall be communicated to the Claimant in writing and shall clearly state the specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to the Claimant’s claim for benefits and a statement describing the Claimant’s right to bring a civil action under Section 502(a) of ERISA. The decision of the Plan Administrator shall be final and binding upon the Claimant and the Plan Administrator and all other persons involved, subject to the provisions set forth herein.
The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes, no Claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety and, in any such legal action, all explicit and implicit determinations by the Plan Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Except to the extent preempted by the Federal Arbitration Act or ERISA, the Plan shall be interpreted in accordance with the laws of the State of Maryland and applicable federal law. Any controversy or claim related in any way to the Plan that is not resolved by the claims and review procedures described in the preceding paragraphs shall be resolved by binding arbitration governed by the Federal Arbitration Act on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association (the “AAA”). The arbitration shall be administered by the AAA. Any such arbitration will be confidential, final, and binding to the fullest extent permitted by applicable law. The arbitration shall be held before an arbitrator who is an attorney or former judge or magistrate knowledgeable of employment law. In any arbitration, each party will have the right to be represented by counsel. In any arbitration under this Section 8.01, the arbitrator will have full authority to resolve all issues in dispute, including the arbitrator’s own jurisdiction, whether any dispute must be arbitrated under this Section 8.01, whether this Section 8.01 is void or voidable, and to award compensatory remedies and other remedies permitted by law. The arbitrator’s decision and award may be entered in any court having jurisdiction thereof, and will be the sole and exclusive remedy between the parties to the arbitration regarding any claims, counterclaims, issues, or accountings. The parties to the arbitration hereby submit to the jurisdiction of any state or federal court residing in Fulton County, Georgia for the purpose of enforcement of any arbitral award and waive any objection to (i) personal jurisdiction, (ii) venue, and (iii) service of process. The arbitrator shall not have the power to award punitive or exemplary damages. The arbitrator shall have no jurisdiction or authority to compel any class or representative claim or action, consolidate different arbitration proceedings, or join any other party to an arbitration between the Plan or the Company and the Participant. The Participant shall not have any right or authority to assert or pursue any disputes as a class action or derivative action. A dispute by one participant shall not be grouped or consolidated with a dispute by another participant in a single proceeding. In the event that the prohibition on class arbitration is deemed invalid or unenforceable, then the entire arbitration provision will be null and void and the matter will proceed in federal court. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association, provided, however, that if either party is the prevailing party, the other party shall reimburse the prevailing party for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute. By agreeing to arbitration, the Participant is giving up the right to have the Participant’s claim heard in a court of law; however, either party may bring an action in court to compel arbitration under the Plan and to enforce an arbitration award. Nothing in this Section 8.01 will be interpreted to limit any right that the Participant has to file claims for benefits with the Plan Administrator in accordance with the procedures described in the preceding paragraphs or administrative claims or charges with government agencies or to apply for workers’ compensation, short-term disability, or unemployment insurance benefits.
Section 8.02     Post-Employment Restrictive Covenants and Other Obligations. Notwithstanding the preceding subparagraph, in the event that a Participant breaches any of the Post-Employment Restrictive Covenants and other Obligations (including, but not limited to, those respecting non-competition, non-solicitation, and confidentiality), the Participant acknowledges that the Company will sustain irreparable injury and will not have an adequate remedy at law. As a result, in the event of such a breach the Company may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.